Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 26th day of July, 2024, by and among Peoples Security Bank and Trust Company (“Peoples Bank”), Peoples Financial Services Corp. (“PFIS” and together with Peoples Bank, the “Bank”), the parent of Peoples Bank, and Gerard A. Champi (“Executive”). Peoples Bank, PFIS and Executive will be referred to collectively as the “Parties” and may be referred to individually as a “Party”.

RECITAL

WHEREAS, Peoples Bank and PFIS each desire to retain Executive as its President, with the anticipation that he will become Chief Executive Officer of Peoples Bank and PFIS on the CEO Transition Date (as defined below), and Executive desires to continue his employment, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows.

1.             Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1           “Effective Date” means the date set forth above.

1.2           “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not limited to:

(a)             the Federal Deposit Insurance Corporation;

(b)             the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Philadelphia;

(c)             the Pennsylvania Department of Banking and Securities; or

(d)             any predecessor or successor of any of the foregoing, or any Bank Regulatory Agency which the Bank may become subject to supervision by as a result of a change in chartering agency or membership status in the Federal Reserve System, or change in applicable law.

1.3           “Code” means the Internal Revenue Code of 1986, as amended.

1.4           “Compensation Committee” means the Compensation Committee of PFIS and/or Peoples Bank as the case may be, or such other or successor committee delegated to establish or approve executive officer compensation, and that meets the requirements for independence for such committees established under applicable law, regulation and the listing requirements of any exchange on which PFIS’s securities are traded.

1.5           “Merger Effective Date” means July 1, 2024, the date of the closing of the merger between PFIS and FNCB Bancorp, Inc. (“FNCB”).

1.6           “Person” means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

2.             Employment Term.

2.1           Position. As of the Effective Date, Peoples Bank hereby employs Executive to serve as its President, and PFIS appoints Executive as its President, and Executive accepts such employment and appointment. In addition, effective one year from the Merger Effective Date (or such earlier date agreed to by the Parties) (the “CEO Transition Date”), and provided that Executive has remained in continuous employment with the Bank through such date, PFIS and Peoples Bank agree to promote Executive to the position of Chief Executive Officer of Peoples Bank and PFIS and Executive agrees that he will accept such promotions.

2.2           Term. Subject to the earlier termination or non-renewal of this Agreement, the term of this Agreement shall commence on the Effective Date and continue for a three (3) year period (the “Initial Term”). At the end of each year of the Agreement, the Agreement shall automatically roll over for a new three-year term (each a “Renewal Term” and the Initial Term and the Renewal Term(s) shall collectively be referred to as the “Term”), unless otherwise terminated as set forth in Section 5 below.

2.3           Actions Tied to Renewal Term(s). At least ninety (90) days prior to each automatic Renewal Term as described in Section 2.2, above, the Board of Directors and/or the Compensation Committee of PFIS and Peoples Bank will review the terms and the compensation arrangements provided to Executive. Should the Board of Directors of Peoples Bank and the Board of Directors of PFIS determine that it will not renew the Agreement, the Board of Directors of Peoples Bank and the Board of Directors of PFIS will inform Executive in writing to that effect. In such case, unless Executive separates under the terms set forth below, this Agreement will remain in effect for the remainder of the then current Term, with Executive’s compensation and benefits ceasing as of his last day of employment, subject to the provisions under “Severance,” “Change in Control Termination Severance” and “CEO Transition Termination Severance” below. Executive agrees that if Peoples Bank does not renew this Agreement at the end of the applicable Term, on his last day of employment Executive shall be deemed to have automatically resigned from any and all positions held with PFIS and Peoples Bank or any other subsidiary, trust, plan or other entity for which Executive may be serving as a director, officer, executive, member, trustee, employee or otherwise, unless the Boards of Directors of PFIS and Peoples Bank agree in writing in advance of such termination becoming effective that Executive may remain in one of his positions.

3.             Duties of Executive.

3.1           Duties as President. While Executive is employed as President of Peoples Bank and PFIS, he shall report directly to the CEO of PFIS and Peoples Bank, provided that Executive shall regularly provide reports to the Boards of Directors of PFIS and Peoples Bank. Subject to the CEO’s direction, Executive shall perform all duties and shall have all powers which are commonly incident to the office of President or which, consistent with those offices, are delegated to him by the CEO of Peoples Bank or PFIS. Executive’s duties as President include, but are not limited to, overseeing the following areas of PFIS and Peoples Bank: Business Development, Operations & Information Technology, Credit, Risk, Wealth Management, Legal and Compliance.

3.2           Duties as CEO. Upon assuming the position of CEO of Peoples Bank and PFIS, Executive shall report directly to the Board of Directors of PFIS and Peoples Bank and its Chairperson and will have all duties customarily associated with the position of a Chief Executive Officer, all duties as are set forth in the bylaws of PFIS and Peoples Bank for such position and all duties as are delegated to the CEO from time to time by such Boards of Directors.

3.3           Performance of Services. Executive agrees to devote substantially all his business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of Peoples Bank and PFIS and their successful operations. Executive shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties. During the Term, Executive shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement. Executive agrees that while employed by Peoples Bank he will not, without the prior written consent of the Board of Directors of Peoples Bank, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to Peoples Bank or PFIS, present a conflict of interest with Peoples Bank or PFIS, breach his duty of loyalty or fiduciary duties to Peoples Bank of PFIS, or otherwise conflict with the provisions of this Agreement; provided, however, that Executive shall not be prevented from investing his assets in such form or manner as would not require any services on the part of Executive in the operation or the affairs of the entities in which such investments are made and provided such investments, or do not otherwise present a conflict of interest with Peoples Bank or PFIS. Executive shall promptly notify the Board of Directors of Peoples Bank of any Outside Arrangement and, upon request, provide the Board of Directors of Peoples Bank with any written agreement in connection therewith. For the avoidance of doubt, the Boards of Directors of Peoples Bank and PFIS shall be deemed to have consented to the following Outside Arrangements as of the Effective Time: (i) Board member of Leadership Northeast, (ii) Board member of the Lackawanna Blind Association, (iii) Board member of the Pennsylvania Bankers Association, (iv) Advisory Board member of Penn State Worthington Scranton, a campus of the Pennsylvania State University, (v) Executive Committee’s Lay Advisory Committee member of the Wilkes-Barre Law & Library Association, (vi) lifetime member of Pennsylvania State University Alumni Association, (vii) President of Lackawanna Industrial Fund Enterprises (LIFE), and (viii) member of the Board of Directors of the Greater Scranton Chamber of Commerce and the Executive Committee of the Chamber.

3.4           Board Membership. As of the Merger Effective Date, Executive has been appointed to the Board of Directors of Peoples Bank and, subject to the terms of this Agreement, concurrently with the CEO Transition Date, Executive shall be appointed to the Board of Directors of PFIS. In light of the compensation paid to Executive for his employment under this Agreement, he will not be entitled to any additional compensation for his service as a member of either of the Boards of Directors of PFIS or Peoples Bank. Executive shall be deemed to have offered his resignation as a member on the Board of Directors of PFIS and Peoples Bank effective upon Executive’s termination of employment for any reason without any further action by Executive, unless the Boards of Directors of PFIS and Peoples Bank decide not to accept such resignation in advance of such resignation becoming effective.

4.             Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, Peoples Bank shall pay to Executive the following:

4.1           Salary. Beginning on the Effective Date, Executive shall be paid a base salary (“Salary”) commensurate with his duties and responsibilities, but in no event less than $450,000 on an annualized basis. Executive’s Salary may be increased (but not decreased) from time to time at the discretion of the Board of Directors of Peoples Bank based upon the advice and input of the Compensation Committee (or other approval procedure required by applicable law, regulation or listing requirements for The Nasdaq Stock Market or such other exchange on which PFIS’s securities are traded (the “Listing Requirements”)). Any and all such increases in Salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.

4.2           Payment Schedule and Withholdings. Peoples Bank shall pay Executive’s Salary in equal installments in accordance with Peoples Bank’s regular payroll periods in effect from time to time. Payments of Salary and Bonus (as defined below) shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

4.3           Incentive Plan Opportunity. During the term of this Agreement, Executive shall be eligible for an annual cash bonus payment in such amount and in such form as shall be approved by the Board of Directors of Peoples Bank for Executive’s position, under the terms of the PFIS or Peoples Bank bonus or incentive compensation plan, program, arrangement or award (the “Executive Incentive Plan”) adopted or approved by the Board of Directors of PFIS and/or Peoples Bank upon the recommendation of the Compensation Committee thereof (or other approval procedure required by applicable law, regulation or Listing Requirement). Notwithstanding the foregoing, for the period from January 1, 2024 through December 31, 2024, Executive’s target opportunity under the Executive Incentive Plan shall be based on metrics applicable to all similarly situated executives of Peoples, which metrics are to be established by the Compensation Committee on or before September 1, 2024, after consultation with Executive, and equal to at least 35% of his base salary during that twelve-month period, but in no event less than similarly situated executive officers of Peoples Bank.

4.4           Equity Award Opportunity. Executive shall receive awards under the terms of PFIS’s 2023 Equity Incentive Plan (as amended from time to time, the “EIP”) or any other equity based compensation program which PFIS or Peoples Bank may determine appropriate based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law regulation or Listing Requirements) of the Board of Directors of PFIS or Peoples Bank. If granted, the target value of the awards shall be approximately equal to the target annual cash award for which Executive may be eligible under the terms and conditions of the Executive Incentive Plan or other annual cash bonus plan that may be in effect. For example, the grant value of Executive’s 2024 award under the EIP will be at least 35% of his 2024 base salary, but in no event less than similarly situated executive officers of Peoples Bank. Pursuant to the terms of the award approved by the Compensation Committee (or other approval procedure required by applicable law regulation or Listing Requirements) of the Board of Directors of PFIS or Peoples Bank, it is anticipated that 70% of Executive’s 2024 award would consist of performance stock units and 30% of such award would consist of restricted stock.

4.5           Supplemental Executive Retirement Plan (SERP). Executive will be eligible to participate in a Supplemental Executive Retirement Plan under the terms and conditions that are described in the SERP Plan Document (previously referred to as the FNCB Bank Supplemental Executive Retirement Plan, as amended, as assumed by operation of law by Peoples Bank as the Peoples Security Bank and Trust Company Supplemental Executive Retirement Plan, as further amended from time to time).

4.6           Vacation and Leave. Executive shall be entitled to twenty (25) days of vacation and leave annually, of which five (5) days may be carried over to the following year under the terms and conditions of Peoples Bank’s personnel policies as in effect from time to time. Paid sick leave and excused absences will be provided in accordance with People Bank’s leave policies.

4.7           Automobile. Peoples Bank shall provide Executive during his employment under this Agreement with the full-time use of a car selected by Executive but comparable to cars available to other executives of the Bank. Such car shall be used by Executive in accordance with any and all general car policy(ies) as Peoples Bank may from time to time adopt. Such car shall be selected, maintained and replaced in accordance with Peoples Bank’s general policy on cars for employees having need of a car for such use.

4.8           Annual Physical. Executive will be eligible for a complete annual physical to be paid through the Bank’s general health insurance plan, if covered. Expenses not covered by the plan will be paid for by the Bank.

4.9           Benefits. Peoples Bank will provide Executive with employee benefits consistent with those that are generally made available to other executives of the Bank and employees of Peoples Bank which comply with applicable law, regulation or Listing Requirements.

4.10         Expenses. Peoples Bank shall promptly upon presentation of proper expense reports therefor reimburse Executive, in accordance with the policies and procedures established from time to time by the Board of Directors of Peoples Bank for its senior executives, for all reasonable and customary travel and other out-of-pocket expenses incurred by Executive in the performance of his duties and responsibilities under this Agreement and promoting the business of Peoples Bank, including appropriate membership fees, dues and the cost of attending meetings and conventions.

4.11         Membership Dues. Peoples Bank will provide Executive with repayment of annual dues at a country club and/or other social club(s), subject to the agreement by the Chairperson of the Board of Directors of Peoples Bank. This payment is being provided with the expectation that such memberships will assist Peoples Bank with business development.

4.12         Retirement Plans. Executive shall be entitled to participate in any and all qualified pension or other qualified retirement plans of Peoples Bank, which may be generally applicable to executive personnel of Peoples Bank.

4.13         Eligibility. Executive’s participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan offered by Peoples Bank shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company. Notwithstanding the foregoing, as set forth in Section 6.7(g) of the Merger Agreement dated September 27, 2023 by and between PFIS and FNCB (the “Merger Agreement”), Peoples Bank and PFIS agree that Executive will be credited with his service with FNCB for purposes of eligibility for, and terms of, all welfare and retirement benefits, except any defined retirement benefit plan offered by Peoples Bank, including Peoples Bank using best efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements for Executive and his eligible dependents under any applicable welfare or retirement plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous FNCB benefit or retirement plan, (ii) provide Executive and his eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date (as defined in the Merger Agreement) occurs under a FNCB benefit plan (to the same extent that such credit was given under the analogous FNCB benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any welfare or benefit plan of Peoples Bank, and (iii) recognize all service of such Executive with FNCB and its subsidiaries (and their respective predecessors, if applicable) for all purposes in any Peoples Bank welfare or retirement plan (excluding any defined benefit pension plan) to the same extent that such service was taken into account under the analogous FNCB plan prior to the Effective Time (as defined in the Merger Agreement); provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

4.14         Legal Fees and Expenses. Peoples Bank shall reimburse Executive for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Executive prevails. Such payments shall be made within fourteen (14) days after delivery of Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as Peoples Bank may reasonably require.

5.             Termination of Agreement and Severance. This Agreement may be terminated prior to expiration of the Term, or may not be renewed at the end of any applicable Term, as provided below.

5.1           Definition of Cause. For purposes of this Agreement, “Cause” means:

(a)             any act of theft, fraud, intentional misrepresentation or similar conduct by Executive in connection with or associated with the services rendered by Executive to Peoples Bank or PFIS under this Agreement;

(b)             any final, non-appealable judgment arising from a formal action or proceeding against Executive that requires his removal as an officer of PFIS or Peoples Bank, brought by any Bank Regulatory Agency; or any Bank Regulatory Agency formal action or proceeding against Executive as a result of his negligence, fraud, malfeasance or misconduct;

(c)             any of the following conduct on the part of Executive that has not been corrected or cured within thirty (30) days after having received written notice from the Board of Directors of Peoples Bank detailing and describing such conduct:

(i)             the use of drugs, alcohol or other substances by Executive to an extent which materially interferes with or prevents Executive from performing his duties under this Agreement;

(ii)            failure by or the inability of Executive to devote full time, attention and energy to the performance of his duties pursuant to this Agreement for a period of at least six (6) months (other than by reason of his death or disability), with the Bank recognizing that services provided by Executive for Outside Arrangements to which the Board of Directors of PFIS and/or Peoples Bank has consented shall be deemed not to be subject to this Section 5.1(c)(ii);

(iii)           any intentional material failure by Executive to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Boards of Directors of Peoples Bank or PFIS, which are consistent with his position as President or CEO, as the case may be;

(iv)          any intentional action (including any intentional failure to act) or conduct by Executive in violation of a material provision of this Agreement (including but not limited to the provisions of Section 6 hereof, which shall be deemed to be material);

(v)           any willful or intentional misconduct on the part of Executive that results in material injury to PFIS or Peoples Bank or any of their subsidiaries or affiliates;

(vi)          any willful or intentional violation of the Code of Business Conduct and Ethics Policy or Conflict of Interest Policy (or their successor policies addressing the same subject matter) of PFIS or Peoples Bank; or

(vii)         any willful or intentional violation of Peoples Bank’s Employee Conduct Policy (as amended from time to time);

(d)             Executive’s conviction of, or the entry of a plea of guilty or no contest to a felony or any other crime of moral turpitude that causes PFIS or Peoples Bank or any either of their affiliates public disgrace or disrepute, or adversely affects PFIS’s or Peoples Bank’s operations, financial performance, or relationship with its customers; or

(e)             actions described in Sections 5.12(a) and 5.13 below.

5.2           Definition of Resignation for Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in Executive’s annual compensation or a material reduction in his overall benefits package; (ii) Executive’s authority, duties or responsibilities have been materially reduced (and solely with respect to a Change in Control Termination, such that Executive is not in a comparable position (with the same salary and at least the same level of other compensation and benefits in effect immediately prior to the Change in Control) with the surviving corporation to the position he held immediately prior to the Change in Control); (iii) a material diminution in the authority, duties or responsibilities of the person to whom Executive reports, or Executive is no longer reporting direct to the Board of Directors as CEO; (iv) a material diminution of the budget over which Executive retains authority; (v) Executive being required to relocate to a principal place of employment more than 50 miles from Scranton, Pennsylvania; or (vi) any other action or inaction that constitutes a material breach of the Agreement by Peoples Bank or PFIS. To terminate for “Good Reason,” Executive must within sixty (60) days of the action or inaction constituting “good reason,” notify the Board of Directors of Peoples Bank or its successors that he is terminating his employment for good reason due to such change in his employment unless such condition is remedied by Peoples Bank and/or PFIS within thirty (30) days of such notice. If the condition is not remedied within thirty (30) days, Executive shall have the right to resign for “Good Reason” within sixty (60) days of the expiration of the cure period.

5.3           Definition of Change in Control. For purposes of this Agreement, “Change in Control” means and shall be deemed to have occurred if: (a) there shall be consummated (1) any consolidation, merger, share exchange, or similar transaction relating to PFIS, in which PFIS is not the continuing or surviving entity or pursuant to which shares of PFIS’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of PFIS’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (2) any sale of all or substantially all of the assets of PFIS or Peoples Bank whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions), other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of U.S. Treasury Regulations; (b) any person (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act shall after the Effecting Time become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of PFIS representing at least a majority of the voting power of then all outstanding securities of PFIS entitled to vote generally in the election of directors of PFIS (including, without limitation, any securities of PFIS that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person), provided, however that the acquisition by any person or group of persons acquiring beneficial ownership of such level of voting power in connection with a recapitalization transaction or the purchase of newly issued securities directly from PFIS, approved by the Board of Directors of PFIS in office as of the date of this Agreement (the “Incumbent Board”), shall not be considered a Change in Control for purposes of this clause (b), and provided further that any person who becomes a member of the Board of Directors of PFIS and whose nomination, election or appointment as a director was approved by at least a majority of the directors comprising the Incumbent Board, or by a nominating committee of the Board of Directors of PFIS, the membership of which was approved by at least a majority of the directors comprising the Incumbent Board, shall, for purposes of this clause (b) be considered as a member of the Incumbent Board; (c) where over a twelve month period, a majority of the members of the Board of Directors of PFIS are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of PFIS in office prior to such appointment or election; or (d) notwithstanding the foregoing, if the event purportedly constituting a Change in Control under clause (a), (b) or (c) does not also constitute a “change in ownership” of PFIS, a “change in effective control” of PFIS, or a “change in the ownership of a substantial portion of the assets” of PFIS within the meaning of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), then such event shall not constitute a “Change in Control” hereunder. Additionally, no event shall constitute a “Change in Control” under clause (a), (b) or (c) to the extent that the acquisition of beneficial ownership of voting securities of PFIS by the person or group results from an acquisition directly from PFIS (or from an underwriter with which PFIS has entered into an agreement for a firm commitment underwriting of PFIS’s securities) in a capital raising transaction.

5.4           Definition of “Change in Control Termination.” For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect: (a) Executive’s employment with Peoples Bank is terminated without Cause within one hundred twenty (120) days immediately prior to a Change in Control or within one (1) year following consummation of a Change in Control; or (b) within one year following consummation of a Change in Control, Executive resigns his office for Good Reason. If Executive resigns for Good Reason under clause (b) of the preceding sentence, his last day of employment shall be mutually agreed to by Executive and the Board of Directors of Peoples Bank or its successors, but shall be not more than sixty (60) days after such notice is given by Executive.

5.5           Definition of “CEO Transition Termination.” A “CEO Transition Termination” means that this Agreement is in effect, and Executive is terminated on or before the CEO Transition Date, without being appointed Chief Executive Officer of PFIS and Peoples Bank, other than (i) a termination of Executive’s employment by Peoples Bank for Cause on or before the CEO Transition Date, (ii) the appointment of another individual to the office of Chief Executive Officer of PFIS and/or Peoples Bank with the written consent of Executive, (iii) Executive’s death or “disability” (as defined herein) or (iv) Executive’s resignation without Good Reason on or before the CEO Transition Date. For purposes of this subsection, “disability” shall be defined as the inability of Executive to perform the essential functions of his position, with or without a reasonable accommodation, for either a period of six consecutive months or any 240-day period during any consecutive twelve (12) month period.

5.6           Termination by Peoples Bank.

(a)             For Cause. Peoples Bank shall have the right to cancel and terminate this Agreement and Executive’s employment for Cause immediately on written notice, with his compensation and benefits ceasing as of his last day of employment, provided, however, that Executive shall be entitled to benefits through the last day of employment and accrued compensation to that date.

(b)             Without Cause. Peoples Bank shall have the right to cancel and terminate this Agreement and Executive’s employment at any time without cause on written notice for any or no reason, with Executive’s compensation and benefits ceasing as of his last day of employment, subject to the provisions of Section 5.8 and Section 5.9.

5.7           Termination by Executive. Executive shall have the right to cancel and terminate this Agreement and his employment at any time on thirty (30) days prior written notice to the Board of Directors of Peoples Bank, with his compensation and benefits ceasing as of his last day of employment, provided, however, that he shall be entitled to benefits through the last day of employment and accrued compensation to that date. Executive agrees to resign from any and all positions held with the Bank or any other subsidiary, trust, plan or other entity for which Executive may be serving as a director, executive, member, trustee, employee or otherwise, effective upon the date of delivery of his written notice terminating this Agreement.

5.8           Severance. If (i) Peoples’ Bank does not renew this Agreement at the end of any applicable Term, (ii) Executive’s employment with Peoples Bank is terminated without Cause by Peoples Bank, PFIS or its successors during the Term, but after the date Executive is promoted to CEO of PFIS and Peoples Bank, or (iii) if Executive resigns for Good Reason, in each case other than with a Change in Control Termination Severance, Peoples Bank or its successors shall:

(a)             pay to Executive a total severance payment equal to (x) two years base salary at the highest rate in effect during the twelve (12) month period immediately preceding Executive’s last day of employment plus (y) the average cash award paid to Executive over the last three preceding years from the Executive Incentive Plan (unless Executive is employed for less than three years, in which case the amount to be paid is the average during the period he was employed by Peoples Bank or his target amount for 2024, if employed less than one year) (“Severance”).

(b)             pay any Severance due Executive pursuant to Section 5.8(a) in installments over twenty-four (24) months on the same schedule as he was paid immediately prior to the date of termination, each installment to be the same amount he would have been paid under this Agreement if he had not been terminated; except that, if Executive is terminated within 21 days prior to the end of any calendar year, no severance payments will be made until the beginning of the next calendar year. In the event of the Executive’s death during the period of time while he is receiving Severance, Executive’s estate will be paid the remaining component of Severance to which the Executive is entitled under the terms of this Agreement. In the event Executive breaches any provision of Section 6 of this Agreement, Executive’s entitlement to any Severance and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate. Notwithstanding anything to the contrary contained herein, if Executive’s termination of employment occurs less than 21 days prior to the end of any calendar year, no Severance payment shall be made hereunder until after the commencement of the next calendar year.

(c)             provide Executive at no charge, during the period that Executive is receiving Severance payments as described in this Section 5.8, with a continuation of medical benefits at terms no less favorable than the health and medical benefits in effect on the date of termination of the Executive’s employment and including any dependents being covered by the Executive on the date of his termination who remain eligible for medical benefits under the terms of Peoples Bank’s medical plan. To the extent such benefits cannot be provided under a plan because Executive is no longer an employee of Peoples Bank or it is not in the Bank’s best interests to provide such benefits due to the applicable nondiscrimination requirements set forth in Section 1001 of the Patient Protection and Affordable Care Act, as amended, a dollar amount equal to the after-tax cost (estimated in good faith by the Bank) of obtaining such benefits, or substantially similar benefits, shall be paid to the Executive within thirty (30) days following the date of termination, on a date determined by the Bank.

5.9           Severance upon a Change in Control Termination or a CEO Transition Termination. If there is a Change in Control Termination or a CEO Transition Termination, Peoples Bank or its successor shall:

(a)             pay to Executive cash compensation equal to (x) 2.99 years base salary at the highest rate in effect during the twelve (12) month period immediately preceding Executive’s last day of employment plus (y) the average cash award paid to Executive over the last three years from the Executive Incentive Plan (the “Change in Control Payment”) (if Executive is employed for less than three years, the average cash award to be paid is the average during the period he was employed by Peoples Bank or his target amount for 2024, if employed less than one year) (“Change in Control Termination Severance” or “CEO Transition Termination Severance,” as applicable);.

(b)             The amounts payable under Section 5.9(a) shall be made to Executive in installments over thirty-six (36) months on the same schedule as he was paid immediately prior to the Change in Control Termination. In the event of the Executive’s death during the period of time while he is receiving Change in Control Payments, Executive’s estate will be paid the remaining Change in Control Payments to which Executive is entitled under the terms of this Agreement.

(c)             In the event Executive breaches any provision of Section 6 of this Agreement, Executive’s entitlement to any severance and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate.

(d)             If this Agreement is terminated pursuant to a Change in Control Termination or CEO Transition Termination, then Peoples Bank shall provide Executive at no charge, during the period that Executive is receiving Severance payments as described in Section 5.9(b) and so long as Peoples Bank is permitted pursuant to regulatory provisions, with a continuation of medical benefits at terms no less favorable than the health and medical benefits in effect on the date of termination of the Executive’s employment and including any dependents being covered by the Executive on the date of his termination who remain eligible for medical benefits under the terms of Peoples Bank’s medical plan. To the extent such benefits cannot be provided under a plan because Executive is no longer an employee of Peoples Bank or it is not in the Bank’s best interests to provide such benefits due to the applicable nondiscrimination requirements set forth in Section 1001 of the Patient Protection and Affordable Care Act, as amended, a dollar amount equal to the after-tax cost (estimated in good faith by the Bank) of obtaining such benefits, or substantially similar benefits, shall be paid to the Executive within thirty (30) days following the date of termination, on a date determined by the Bank. Such months of continued coverage will be counted towards the number of months of continued coverage to which Executive (and any of his covered dependents) is entitled pursuant to COBRA or any similar law.

(e)             Notwithstanding anything in this Agreement to the contrary, if the Determining Firm (as defined below) determines that any portion of the Change in Control Termination Severance and/or the portions, if any, of other payments or distributions in the nature of compensation by Peoples Bank to or for the benefit of Executive (including, but not limited to, the value of the acceleration in vesting of restricted stock, options or any other stock-based compensation) whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement (collectively with the Change in Control Termination Severance, the “Aggregate Payment”), would cause any portion of the Aggregate Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by PFIS or Peoples Bank pursuant to Code Section 280G (such portion subject to the excise tax or being nondeductible, the “Parachute Payment”), the Aggregate Payment will be reduced, beginning with the Change in Control Termination Severance, to an amount which will not cause any portion of the Aggregate Payment to constitute a Parachute Payment. All determinations required to be made under this paragraph, will be made by a reputable law or accounting firm (the “Determining Firm”) selected by PFIS. All fees and expenses of the Determining Firm will be obligations solely of Peoples Bank. The determination of the Determining Firm will be binding upon Executive and Peoples Bank.

5.10         Provisions Applicable to All Provisions in this Section 5.

(a)             Executive shall not be entitled to any severance or benefits set forth in Sections 5.8 or 5.9, if Executive’s employment is terminated for “Cause” in accordance with the provisions of Section 5.6(a) or Executive resigns without Good Reason in accordance with Section 5.7.

(b)             Executive shall also not be entitled to any severance or benefits set forth in Sections 5.8 or 5.9 unless Executive first signs, and does not revoke a general release in favor of the Bank and its affiliates and containing such other reasonable terms as the Bank reasonably requires.

(c)             No Mitigation. Notwithstanding anything to the contrary herein, in the event that Executive accepts employment during the period of time that he is receiving Severance, Change in Control Termination Severance or CEO Transition Termination Severance with an entity such that the employment by that entity is not in violation of Section 6 of this Agreement, Peoples Bank and PFIS agree that payment of Severance, the Change in Control Termination Severance, the CEO Transition Termination Severance, and health and medical benefits shall continue for the applicable pay period with no right of setoff.

(d)             Resignation from Positions. Executive agrees that if his employment is terminated for any reason whatsoever, he will be deemed to have automatically resigned from any and all positions held with PFIS and Peoples Bank or any other subsidiary, trust, plan or other entity related to PFIS or Peoples Bank for which Executive may be serving as a director, executive, member, trustee, employee or otherwise.

(e)             Notwithstanding anything to the contrary contained herein, the rights of Executive with respect to any payments upon Severance, Change in Control Termination Severance or CEO Transition Termination Severance shall be mutually exclusive. Executive shall have the right to the payments and benefits under whichever section is applicable, but shall not have the right to recover under more than one sections.

5.11         Construction; Compliance with 409A, Delay in Payment.

(a)             It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be in accordance with or exempt from Section 409A, and thus avoid the imposition of any excise tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that he shall be solely responsible for the payment of any excise tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(b)             Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered “nonqualified deferred compensation” that is to be made to Executive while he is a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six months following Executive’s “separation from service” (as determined in accordance with Section 409A), then to the extent that such payment is not otherwise permitted under Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier upon Executive’s death. To the extent that any payment to Executive which is payable in installments is required to be deferred pursuant to this Section 5.11(b), such deferred installments shall be paid on the first business day of the seventh month following Executive’s separation from service, or, if earlier upon Executive’s death, and any remaining installments shall be paid as scheduled. For purposes of this Agreement, any payment to Executive which is payable in installments represents the right to a series of separate payments.

(c)             The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to fully comply with Section 409A.

5.12         Claw Back Provision.

(a)             Executive agrees that Peoples Bank can suspend, prevent or claw back the Severance, Change in Control Termination Severance or CEO Transition Termination Severance paid to the Executive pursuant to Sections 5.8 or 5.9 of this Agreement in the event that either PFIS, Peoples Bank or a Bank Regulatory Agency or law enforcement authority determines that the Executive:

(i)             Committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Bank that has had or is likely to have a material adverse effect on the Bank;

(ii)            Was substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Bank;

(iii)           Materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material effect on the Bank; or

(iv)             Violated or conspired to violate one or all of Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1032, or 1344 of Title 18 of the United States Code, or Sections 1341 or 1343 of such Title affecting a federally insured financial institution as defined in title 18 of the United States Code.

(b)             Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Bank which is subject to recovery under any law, government regulation or stock exchange listing requirement or the Peoples Financial Services Corp. Dodd-Frank Clawback Policy shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement) and/or the Peoples Financial Services Corp. Dodd-Frank Clawback Policy, as applicable.

5.13         Certain Regulatory Events.

(a)             If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(b)             If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits Executive from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

(c)             If the Bank is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), then the Bank shall not be obligated to make such payment, and Executive shall have no right to receive such payment, provided however that the Bank shall use its reasonable best efforts to make a partial payment(s) and to contest any adverse finding or payment prohibition. If the Bank is prohibited from making a payment hereunder without the prior consent or approval of the FDIC or another appropriate federal banking agency, then the Bank shall not be obligated to make such payment, and Executive shall have no right to receive such payment, unless such consent or approval is received.

(d)             The occurrence of any of the events described in Sections 5.12 and 5.13 may be considered by Peoples Bank and/or PFIS in connection with a termination for Cause.

6.             Confidentiality; Non-Competition; Non-Interference.

6.1           Confidential Information. Executive, during employment by Peoples Bank, will have access to, and become familiar with, various confidential and proprietary information of PFIS, Peoples Bank, and/or each of their subsidiaries and/or affiliates (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel-related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of PFIS and Peoples Bank, their subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

6.2           Nondisclosure. Executive hereby covenants and agrees that he shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, or use Confidential Information in any way or for any purpose, except as required in the course of his employment by Peoples Bank or as required by law, or to Executive’s personal representatives and professional advisers as is required for purposes of rendering tax or legal advice. The covenant set forth in this Section 6.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Section 6.2 by Executive). Nothing in this Agreement shall prohibit or restrict Executive from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General; (c) accepting any U.S. Securities and Exchange Commission awards; (d) speaking with law enforcement, the equal employment opportunity commission, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained Executive; or (e) making any other disclosures under the whistleblower provisions of federal or state law or regulation. In addition, nothing in this Agreement prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Bank to make any such reports or disclosures to any administrative, governmental, legislative, regulatory or supervisory authority or self-regulatory organization, and Executive will not be required to notify the Bank that such reports or disclosures have been made. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Bank or any of its respective subsidiaries that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6.3           Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, electronic records, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Executive, or otherwise provided to or coming into the possession of Executive, that contain any proprietary information about or pertaining or relating to PFIS, Peoples Bank, their respective parents, subsidiaries and/or affiliates and/or their businesses (including Documents related to customers of the Peoples Bank) (“Proprietary Information”) shall at all times remain their exclusive property. Promptly after a request by the Board of Directors of Peoples Bank or the termination of Executive’s employment, Executive shall take reasonable efforts to (i) return to Peoples Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other electronic media (including bank-owned or provided electronic devices containing company or bank documents or images) containing or embodying any Document or Proprietary Information and (ii) purge and destroy all Documents and Proprietary Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chairman of PFIS or Peoples Bank, and Executive shall not retain in any tangible form any such Document or any summary, compilation, synopsis or abstract of any Document or Proprietary Information.

6.4           Non-Competition.

(a)             Executive hereby acknowledges and agrees that, during the course of employment by the Bank, he will become familiar with and involved in all aspects of the business and operations of PFIS, Peoples, its subsidiaries and affiliates. Executive hereby covenants and agrees that from the Effective Date of this Agreement until twelve months after the Executive has separated from employment, shall not directly or indirectly, in any capacity (whether as a proprietor, owner, agent, executive, director, partner, principal, member, employee, contractor, consultant or otherwise) render any services to a bank or savings and loan company (collectively, hereinafter referred to as a “Financial Institution”) that is headquartered or has a branch located in either Allegheny, Bucks, Lackawanna, Lebanon, Lehigh, Luzerne, Montgomery, Monroe, Susquehanna, Wayne or Wyoming County, Pennsylvania or Broome County, New York.

(b)             Section 6.4 shall not apply if prior to one year following Executive’s last day of employment, there is a Change in Control event as defined in Section 5.3 of this Agreement.

(c)             In the event that a Financial Institution that is headquartered or has a branch in either Allegheny, Bucks, Lackawanna, Lebanon, Lehigh, Luzerne, Montgomery, Monroe, Susquehanna, Wayne or Wyoming County, Pennsylvania or Broome County, New York contacts Executive for the purpose of requesting that Executive engage in competition as described in Section 6.4(a) during the period of time that Executive is subject to the provisions as described in Section 6.4(a) Executive may notify the Bank in writing of his request for the Bank to waive the provisions of Section 6.4 of this Agreement. The Bank shall consider Executive’s request for a waiver but is under no obligation to grant the waiver. If, in its absolute and sole discretion, the Bank agrees to grant the waiver request, the waiver shall not become effective until Executive and the Bank shall have entered into a mutually agreed, written and fully executed modification of this Agreement, outlining the terms and conditions of the waiver.

6.5           Non-Interference. Executive hereby covenants and agrees that from the Effective Date until the provisions of Section 6.4 are no longer in effect, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, executive, director, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customer, supplier, executive, employee, contractor, consultant, agent or representative of, or any other person that has a business relationship with PFIS, Peoples Bank or any of their subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Bank and/or any such subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

6.6           Injunction. In the event of any breach or threatened or attempted breach of any such provision by Executive, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person involved therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

6.7           Reasonableness.

(a)             Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions and agreements set forth in this Section 6 are fair and reasonable and are reasonably required for the protection of the interests of PFIS, Peoples Bank, their business, PFIS’ shareholders, directors, executives and employees. Executive further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

(b)             If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Section 6 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the Parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the Parties direct the court to make, and the Parties agree to be bound by such modified provision or restriction.

7.             Miscellaneous.

7.1           Assignability. Executive shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

7.2           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed therein, without giving to the choice of law rules thereof.

7.3           Jurisdiction; Waiver of Jury Trial. The Parties hereby agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the Parties in the courts of the Commonwealth of Pennsylvania located in Lackawanna County, or if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Pennsylvania, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world, whether within or without the Commonwealth of Pennsylvania. The Parties hereby agree that process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.4           Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given (1) when hand delivered to the other Party, or (2) three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the Parties as set forth below; or (3) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the Parties (Federal Express and UPS being deemed approved by the Parties), postage prepaid, addressed to the Parties as set forth below with next-business-day delivery guaranteed, provided that the sending Party received a confirmation of delivery from the delivery service provider. The address of a Party set forth below may be changed by that Party by written notice to the other from time to time pursuant to this Section.

To the Bank:	Peoples Financial Services Corp.
150 N. Washington Ave.
Scranton, PA, 18503
Attention: Chair of the Board of Directors

With a copy to:	Peoples Financial Services Corp.
150 N. Washington Ave.
Scranton, PA, 18503
Attention: General Counsel

To the Executive:	Gerard A. Champi

7.5           Withholding. Notwithstanding anything in this Agreement to the contrary, Peoples Bank shall withhold from any amount payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.6           Survival. Notwithstanding the termination of the Term or of this Agreement, the provisions of Sections 5, 6 and 7 of this Agreement will survive any such termination.

7.7           Entire Agreement. This Agreement contains all of the agreements and understandings between the Parties hereto with respect to the employment of Executive by Peoples Bank and his positions with PFIS, including his service on the Board of Directors of both entities, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. For the avoidance of doubt, this Agreement supersedes the Summary of Proposed Employment Terms for Executive included as Section 6.7(f) of FNCB’s disclosure schedules to the Merger Agreement. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by any Party that is not set forth in this Agreement, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

7.8           Headings. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9           Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

7.10         Amendment: Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the Party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of any Party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by any Party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

7.11         Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of PFIS, Peoples Bank, their respective successors and assigns, and Executive and his heirs, executors, administrators, and personal and legal representatives.

7.12         Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, it being understood that all of the Parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. This Agreement will become effective when each Party will have received a counterpart hereof signed by the other Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PEOPLES FINANCIAL SERVICES CORP.		PEOPLES SECURITY BANK AND TRUST COMPANY

By:	/s/ Craig W. Best	By:	/s/ Craig W. Best

Title:	Chief Executive Officer	Title:	Chief Executive Officer

GERARD A. CHAMPI
/s/ Gerard A. Champi

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